Western New England Bancorp, Inc. S-8

Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

WESTERN NEW ENGLAND BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	1,000,000(2)	$9.51(3)	$9,510,000	0.00015310	$1,455.98
Total Offering Amounts					$9,510,000		$1,455.98
Total Fee Offsets							—
Net Fee Due							$1,455.98

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of shares of Common Stock, par value $0.01 per share (“Common Stock”) which may be offered or sold under the Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan, as amended and restated (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The Plan authorizes the issuance of up to 1,700,000 common shares of Common Stock (including the 1,000,000 shares of Common Stock registered hereby).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock of the Registrant as reported on NASDAQ on May 15, 2025, which was $9.51 per share.